CURO Group Holdings Corp. Announces Second Quarter 2019
Financial Results and Raises 2019 Guidance

Wichita, Kansas--July 29, 2019-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced financial results for its second quarter ended June 30, 2019.

“We are pleased to report another very solid quarter with momentum that raises our expectations for full-year 2019 earnings,” said Don Gayhardt, President and Chief Executive Officer. “Our Canadian business posted year-over-year non-GAAP Adjusted EBITDA growth of 19.1% on continued improvement in credit quality. Our U.S. business continues to perform well with year-over-year 10.5% revenue growth on 11.0% loan growth. We believe that general economic conditions continue to be favorable for our customers and we are very focused on making disciplined credit and customer acquisition spending decisions. Our strong operating cost controls are helping to drive efficiencies and operating leverage, which helped us to grow non-GAAP Adjusted Diluted Earnings per Share by 20.9% year-over-year, to $0.52 per share for the quarter.”

Consolidated Summary Results - Unaudited

	For the Three Months Ended (1)			For the Six Months Ended (1)
(in thousands, except per share data)	6/30/2019	6/30/2018	Variance	6/30/2019	6/30/2018	Variance
Revenue	$264,300	$237,169	11.4%	$542,239	$488,012	11.1%
Gross margin	81,181	77,348	5.0%	186,678	183,194	1.9%
Company Owned gross loans receivable	609,593	420,588	44.9%	609,593	420,588	44.9%
Net income from continuing operations	17,667	18,718	(5.6)%	46,340	43,631	6.2%
Adjusted Net Income (2)	24,437	20,834	17.3%	62,387	58,046	7.5%
Diluted Earnings per Share from continuing operations	$0.38	$0.39	(2.6)%	$0.98	$0.92	6.5%
Adjusted Diluted Earnings per Share (2)	$0.52	$0.43	20.9%	$1.32	$1.21	9.1%
EBITDA (2)	46,794	48,838	(4.2)%	108,123	112,107	(3.6)%
Adjusted EBITDA (2)	53,689	51,110	5.0%	126,543	127,861	(1.0)%
Weighted Average Shares - diluted	47,107	47,996		47,335	47,757
(1) Excludes discontinued operations; see "Results of Discontinued Operations" for additional details of the impact of discontinued operations
(2) These are non-GAAP metrics; see "Results of Operations - CURO Group Consolidated Operations" for a reconciliation to the nearest GAAP metric for each of these non-GAAP metrics; see "Non-GAAP Financial Measures" for definition of non-GAAP metric.

Second quarter 2019 developments include:

•
At $264.3 million our revenue was a record for a second quarter period. Revenue increased $27.1 million, or 11.4%, over the prior-year period, driven primarily by organic growth in the U.S. and Open-End growth in Canada. Year-over-year comparisons included an estimated $12 million benefit from the Open-End loss recognition change (“Q1 2019 Open-End Loss Recognition Change”) discussed below offset by a similar increase in provision expense.

•
Growth in Company Owned gross loans receivable and Gross combined loans receivables of 44.9% and 38.2%, respectively, versus the prior-year period. Year-over-year comparisons benefited from the Q1 2019 Open-End Loss Recognition Change. Excluding the impact of this change, Company Owned gross loans receivable and Gross combined loans receivables grew 36.3% and 30.8%, respectively.

•
Consolidated quarterly net charge-off ("NCO") rates improved over 270 bps compared to the same quarter a year ago, with all products improving except U.S. Unsecured Installment loans. Year-over-year NCO rate comparisons for U.S. Unsecured Installment loans continue to be negatively affected by credit-line increase initiatives and mix shift.

•
Adjusted Diluted Earnings per Share of $0.52, an increase of 20.9% over the prior-year period; Diluted Earnings per Share from continuing operations of $0.38, a decrease of 2.6% versus the prior-year period

•
Under the terms of our $50 million share repurchase program that was announced in April 2019 and commenced in June 2019, the Company purchased in the open market 1,038,500 shares through July 26, 2019.

Year-to-date 2019 developments include:

•
Record first half revenue of $542.2 million, an increase of 11.1% over the prior-year period (including an estimated $21 million benefit from the Q1 2019 Open-End Loss Recognition Change, offset by a similar increase in provision expense).

•	Net Income from continuing operations of $46.3 million, an increase of 6.2% over the prior-year period

•	Adjusted Net Income of $62.4 million, an increase of 7.5% over the prior-year period.

•	Continued success with the Canada Open-End product transition, as the portfolio matures and NCO rates improve.

•
Pay down of our Senior Secured Revolving Loan Facility from $20.0 million to zero, and reduction of the net balances drawn on our Non-Recourse Canada SPV Facility by $20.9 million, to $94.6 million as of June 30, 2019.

•
The successful launch of our new demand deposit account, Revolve Finance, sponsored by Republic Bank of Chicago. Revolve is being rolled out across our U.S. branches, as well as online, and provides customers with a checking account solution that combines a Visa-branded debit card, a number of technology-enabled tools and optional overdraft protection.

Fiscal 2019 Outlook
The Company has increased its full-year 2019 guidance for Adjusted Net Income, Adjusted EBITDA and Adjusted Diluted Earnings per Share from its guidance included in its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2019, as follows:

•	Revenue in the range of $1.154 billion to $1.170 billion, unchanged from prior guidance

•	Adjusted Net Income in the range of $120 million to $135 million, an increase from prior guidance of $112 million to $128 million

•	Adjusted EBITDA in the range of $250 million to $265 million, an increase from prior guidance of $240 million to $260 million

•	Adjusted Diluted Earnings per Share in the range of $2.55 to $2.80, an increase from prior guidance of $2.35 to $2.65

•	Effective income tax rate in the range of 25% to 27%, unchanged from prior guidance

See "Fiscal 2019 Outlook - Reconciliations" at the end of this release for a reconciliation to the nearest GAAP metric and "Non-GAAP Financial Measures" for a description of non-GAAP metrics.

Discussion of Consolidated Revenue by Product and Segment
Year-over-year comparisons for Open-End were affected by the Q1 2019 Open-End Loss Recognition Change. Throughout the release, financial results of former U.K. operations have been removed for all periods presented, as it was discontinued for accounting and reporting purposes in February 2019.
The following tables summarize revenue by product, including credit services organization ("CSO") fees, for the periods indicated.

	Three Months Ended
	June 30, 2019			June 30, 2018
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$120,482	$1,630	$122,112	$111,244	$3,692	$114,936
Secured Installment	26,076	—	26,076	25,777	—	25,777
Open-End	32,318	22,654	54,972	23,261	3,961	27,222
Single-Pay	26,425	19,103	45,528	24,978	33,347	58,325
Ancillary	4,745	10,867	15,612	4,866	6,043	10,909
Total revenue	$210,046	$54,254	$264,300	$190,126	$47,043	$237,169

During the three months ended June 30, 2019, total revenue grew $27.1 million, or 11.4%, to $264.3 million, compared to the prior-year period, predominantly driven by growth in Unsecured Installment loans in the U.S. and Open-End loans in both countries. Geographically, total revenue in the U.S. and Canada grew 10.5% and 15.3%, respectively. From a product perspective, Unsecured Installment revenues rose 6.2%, driven by related loan growth, while Secured Installment revenues and related receivables were consistent year-over-year. Year-over-year Canadian Single-Pay usage and product profitability were negatively impacted by regulatory changes in Ontario effective July 1, 2018, and the strategic transition of qualifying customers to Open-End loans. Open-End revenues rose 101.9% on organic growth in legacy states and the newer Virginia market in the U.S. Open-End loan growth in Canada was driven primarily by the introduction of Open-End loans in Ontario during the third quarter of 2018. Open-End loans in Canada grew $35.1 million, or 19.1%, sequentially (defined within this release as the change from the first quarter of 2019 to the second quarter of 2019, or comparable periods for 2018 sequential metrics). Single-Pay loan balances stabilized in Canada sequentially. Ancillary revenues increased 43.1% versus the same quarter a year ago, primarily due to the sale of insurance products to Installment and Open-End loan customers in Canada.

	Six Months Ended
	June 30, 2019			June 30, 2018
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$254,485	$3,405	$257,890	$231,720	$8,595	$240,315
Secured Installment	53,553	—	53,553	52,633	—	52,633
Open-End	64,911	42,930	107,841	49,095	5,350	54,445
Single-Pay	53,593	38,696	92,289	51,043	67,639	118,682
Ancillary	9,623	21,043	30,666	10,228	11,709	21,937
Total revenue	$436,165	$106,074	$542,239	$394,719	$93,293	$488,012

For the six months ended June 30, 2019, total revenue grew $54.2 million, or 11.1%, to $542.2 million, compared to the prior-year period, predominantly driven by growth in Unsecured Installment loans in the U.S. and Open-End loans in both countries. Geographically, total revenue in the U.S. and Canada grew 10.5% and 13.7%, respectively. From a product perspective, Unsecured Installment revenues rose 7.3%, driven by related loan growth, while Secured Installment revenues and related receivables remained consistent year-over-year. Year-over-year Canadian Single-Pay usage and product profitability were negatively impacted by regulatory changes in Ontario effective July 1, 2018, and the strategic transition of qualifying customers to Open-End loans. Open-End revenues rose 98.1% on organic growth in legacy states and the newer Virginia market in the U.S. Open-End loan growth in Canada was driven primarily by the introduction of Open-End loans in Ontario during the third quarter of 2018. Ancillary revenues increased 39.8% versus the same quarter a year ago, primarily due to the sale of insurance to Installment and Open-End loan customers in Canada.
The following table presents revenue composition, including CSO fees, of the products and services that we currently offer:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Installment	56.1%	59.3%	57.4%	59.9%
Canada Single-Pay	7.2%	14.1%	7.1%	13.9%
U.S. Single-Pay	10.0%	10.5%	9.9%	10.5%
Open-End	20.8%	11.5%	19.9%	11.2%
Ancillary	5.9%	4.6%	5.7%	4.5%
Total	100.0%	100.0%	100.0%	100.0%
For the three months ended June 30, 2019 and 2018, revenue generated through the online channel as a percentage of consolidated revenue was 44% and 40%, respectively. For the six months ended June 30, 2019 and 2018, revenue generated through the online channel as a percentage of consolidated revenue was 45% and 41%, respectively.

Loan Volume and Portfolio Performance Analysis
The following table summarizes Company Owned gross loans receivable, a GAAP-basis balance sheet measure, with reconciliation to gross combined loans receivable, a non-GAAP measure(1). Gross combined loans receivables include loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements but from which we earn revenue by providing a guarantee to the unaffiliated lender:

	As of
(in millions, unaudited)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Company Owned gross loans receivable	$609.6	$553.2	$571.5	$537.8	$420.6
Gross loans receivable Guaranteed by the Company	67.3	61.9	80.4	78.8	69.2
Gross combined loans receivable (1)	$676.9	$615.1	$651.9	$616.6	$489.8
(1) See "Non-GAAP Financial Measures" at the end of this release for definition and more information.

Gross combined loans receivable by product are presented below (year-over-year and sequential comparisons for Open-End are affected by the Q1 2019 Open-End Loss Recognition Change):

	As of
(in millions, unaudited)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Unsecured Installment	$164.7	$161.7	$190.4	$185.1	$160.3
Secured Installment	85.5	81.0	93.0	91.2	84.6
Single-Pay	76.1	69.7	80.8	77.4	84.7
Open-End	283.3	240.8	207.3	184.1	91.0
CSO	67.3	61.9	80.4	78.8	69.2
Total	$676.9	$615.1	$651.9	$616.6	$489.8

Gross combined loans receivable increased $187.2 million, or 38.2%, to $676.9 million as of June 30, 2019, from $489.8 million as of June 30, 2018. Geographically, gross combined loans receivable grew 11.0% and 120.1%, respectively, in the U.S. and Canada, explained further by product in the following sections.

Unsecured Installment Loans
Unsecured Installment revenue and gross combined loans receivable increased from the prior-year quarter due to growth in the U.S., primarily in California and Texas. Unsecured Installment gross combined loans receivable grew $3.1 million, or 1.4%, compared to June 30, 2018, despite a decline in Canada of $9.1 million due to mix shift to Open-End loans. In the U.S., Unsecured Installment gross combined loans receivable increased 6.0% year-over-year. Unsecured Installment loans Guaranteed by the Company declined $1.3 million year-over-year due to a regulatory change in Ohio and the subsequent conversion of Ohio CSO volume to Company-Owned loans, partially offset by growth in Texas.

The NCO rate for Company Owned Unsecured Installment gross loans receivables in the second quarter of 2019 increased approximately 281 bps from the second quarter of 2018, due to geographic mix shift from Canada to the U.S. and increases in U.S. NCO rates due to product and credit policy decisions. Canada Unsecured Installment balances declined $9.1 million compared to the prior year due to shifting customer preferences from Unsecured Installment to Open-End, while U.S. balances grew $13.5 million due to customer demand. As a result, the U.S. percentage mix of total Company Owned Unsecured Installment gross loans receivable rose from 85.4% last year to 91.3% this year. NCO rates in the U.S. are higher than Canada, so the relative growth in the U.S. balances resulted in an overall increase in the consolidated NCO rate for Company Owned Unsecured Installment loans. In addition, the NCO rate in the U.S. rose from 18.6% in the second quarter of 2018 to 21.3% in the second quarter of 2019, due primarily to credit-line increases and expansion of the Avio brand. As an immature portfolio, Avio has higher relative NCO rates.

The Unsecured Installment Allowance for loan losses as a percentage of Company Owned Unsecured Installment gross loans receivable ("allowance coverage") increased sequentially from 20.8% as of March 31, 2019 to 21.4%, as of June 30, 2019, primarily as a result of related higher NCO rates as the past due rate rose only 60 bps versus the same quarter a year ago.

NCO rates for Unsecured Installment loans Guaranteed by the Company increased 150 bps compared to the same quarter in 2018 because of credit-line increases and wind down of the Ohio portfolio. The CSO liability for losses remained consistent sequentially from 14.4% last quarter to 14.5% during the second quarter of 2019 as the past due rate was flat to the second quarter of last year.

	2019		2018
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Unsecured Installment loans:
Revenue - Company Owned	$59,814	$65,542	$69,748	$64,146	$54,868
Provision for losses - Company Owned	33,514	33,845	39,565	32,946	23,219
Net revenue - Company Owned	$26,300	$31,697	$30,183	$31,200	$31,649
Net charge-offs - Company Owned	$31,970	$37,919	$37,951	$27,308	$26,527
Revenue - Guaranteed by the Company	$62,298	$70,236	$75,559	$73,514	$60,069
Provision for losses - Guaranteed by the Company	28,336	27,422	37,352	39,552	26,974
Net revenue - Guaranteed by the Company	$33,962	$42,814	$38,207	$33,962	$33,095
Net charge-offs - Guaranteed by the Company	$27,486	$30,421	$38,522	$37,995	$25,667
Unsecured Installment gross combined loans receivable:
Company Owned	$164,722	$161,716	$190,403	$185,130	$160,285
Guaranteed by the Company (1)(2)	65,055	59,740	77,451	75,807	66,351
Unsecured Installment gross combined loans receivable (1)(2)	$229,777	$221,456	$267,854	$260,937	$226,636
Average gross loans receivable:
Average Unsecured Installment gross loans receivable - Company Owned	$163,219	$176,060	$187,767	$172,708	$158,121
Average Unsecured Installment gross loans receivable - Guaranteed by the Company	$62,398	$68,596	$76,629	$71,079	$60,342
Allowance for loan losses and CSO liability for losses:
Unsecured Installment Allowance for loan losses (3)	$35,223	$33,666	$37,716	$36,160	$30,291
Unsecured Installment CSO liability for losses (3)	$9,433	$8,583	$11,582	$12,750	$11,193
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable	21.4%	20.8%	19.8%	19.5%	18.9%
Unsecured Installment CSO liability for losses as a percentage of Unsecured Installment gross loans guaranteed by the Company	14.5%	14.4%	15.0%	16.8%	16.9%
Unsecured Installment past-due balances:
Unsecured Installment gross loans receivable	$38,037	$40,801	$49,087	$49,637	$36,125
Unsecured Installment gross loans guaranteed by the Company	$10,087	$7,967	$11,708	$12,120	$10,319
Past-due Unsecured Installment gross loans receivable -- percentage (2)	23.1%	25.2%	25.8%	26.8%	22.5%
Past-due Unsecured Installment gross loans guaranteed by the Company -- percentage (2)	15.5%	13.3%	15.1%	16.0%	15.6%
Unsecured Installment other information:
Originations - Company Owned	$102,792	$78,515	$114,182	$121,415	$114,038
Originations - Guaranteed by the Company (1)	$80,445	$68,899	$89,319	$91,828	$84,082
Unsecured Installment ratios:
Provision as a percentage of gross loans receivable - Company Owned	20.3%	20.9%	20.8%	17.8%	14.5%
Provision as a percentage of gross loans receivable - Guaranteed by the Company	43.6%	45.9%	48.2%	52.2%	40.7%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements.
(2) Non-GAAP measure - Refer to "Non-GAAP Financial Measures" for further details.
(3) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO liability for losses is reported as a liability on the Consolidated Balance Sheets.

Secured Installment Loans
Secured Installment revenue and related gross combined loans receivable balances as of June 30, 2019 remained consistent year-over-year. Both the NCO and past-due rates decreased modestly year-over-year. Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable decreased sequentially from 11.9% last quarter to 11.5% during the second quarter of 2019, based primarily on NCO rate improvement.

	2019		2018
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Secured Installment loans:
Revenue	$26,076	$27,477	$29,482	$28,562	$25,777
Provision for losses	7,821	7,080	12,035	10,188	7,650
Net revenue	$18,255	$20,397	$17,447	$18,374	$18,127
Net charge-offs	$7,630	$9,822	$11,132	$9,285	$9,003
Secured Installment gross combined loan balances:
Secured Installment gross combined loans receivable (1)(2)	$87,718	$83,087	$95,922	$94,194	$87,434
Average Secured Installment gross combined loans receivable	$85,403	$89,505	$95,058	$90,814	$84,984
Secured Installment Allowance for loan losses and CSO liability for losses (2)	$10,067	$9,874	$12,616	$11,714	$10,812
Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable	11.5%	11.9%	13.2%	12.4%	12.4%
Secured Installment past-due balances:
Secured Installment past-due gross loans receivable and gross loans guaranteed by the Company	$14,570	$13,866	$17,835	$17,754	$15,246
Past-due Secured Installment gross loans receivable and gross loans guaranteed by the Company -- percentage (1)	16.6%	16.7%	18.6%	18.8%	17.4%
Secured Installment other information:
Originations (3)	$49,051	$33,490	$49,217	$51,742	$53,597
Secured Installment ratios:
Provision as a percentage of gross combined loans receivable	8.9%	8.5%	12.5%	10.8%	8.7%
(1) Non-GAAP measure - Refer to "Non-GAAP Financial Measures" for further details.
(2) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO liability for losses is reported as a liability on the Consolidated Balance Sheets.
(3) Includes loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements.

Open-End Loans
Open-End loan balances as of June 30, 2019 increased by $192.3 million compared to June 30, 2018, primarily due to the launch of Open-End loans in Canada in late 2017, which accounted for $167.9 million of the year-over-year growth. Also, the Q1 2019 Open-End Loss Recognition Change affected comparability, with the inclusion of $35.4 million of past-due Open-End loans as of June 30, 2019. Open-End balances in Canada grew $35.1 million sequentially from the first quarter of 2019 ($30.8 million on a constant currency basis) due to organic growth of the product. Remaining year-over-year loan growth was driven by the organic growth in seasoned markets, such as Tennessee and Kansas, and the relatively newer Virginia market.

The Open-End NCO rate during the second quarter of 2019 was 9.6%, compared to 16.7% in the same quarter in the prior year, as a result of a modest improvement in the U.S. and overall mix shift to Canada. NCO rates are lower in Canada, and Open-End loans in Canada comprised 77.4% of total Open-End loans as of June 30, 2019, compared to 56.4% as of June 30, 2018. Sequentially, on a non-GAAP pro forma basis, as described below, NCO rates improved 170 bps, primarily on portfolio improvements in Canada.

Q1 2019 Open-End Loss Recognition Change
Effective January 1, 2019, we modified the timeframe in which we charge-off Open-End loans and made related refinements to our loss provisioning methodology. Prior to January 1, 2019, we deemed Open-End loans uncollectible and charged-off when a customer missed a scheduled payment and the loan was considered past due. Because of our continuing shift to Open-End loans in Canada and our analysis of payment patterns on early-stage versus late-stage delinquencies, we revised our estimates and now consider Open-End loans uncollectible when the loan has been contractually past-due for 90 consecutive days. Consequently, past-due Open-End loans and related accrued interest now remain in loans receivable for 90 days before being charged off against the allowance for loan losses. All recoveries on charged-off loans are credited to the allowance for loan losses. We evaluate the adequacy of the allowance for loan losses compared to the related gross loans receivable balances that include accrued interest.
The aforementioned change was treated as a change in accounting estimate for accounting purposes and applied prospectively beginning January 1, 2019.
The change affects comparability to prior periods as follows:

•
Gross combined loans receivable: balances as of June 30, 2019 include $35.4 million of Open-End loans that are up to 90 days past-due with related accrued interest, while such balances for periods prior to March 31, 2019 do not include any past-due loans.

•
Revenues: for the quarter ended June 30, 2019, gross revenues include interest earned on past-due loan balances of approximately $12 million, while revenues in prior-year periods do not include comparable amounts. Revenue for the six months ended June 30, 2019 included interest earned on past-due loan balances of approximately $21 million.

•
Provision for Losses: prospectively, past-due, unpaid balances plus related accrued interest charge-off on day 91. Provision expense is affected by NCOs (total charge-offs less total recoveries) plus changes to the Allowance for loan losses. Because NCOs prospectively include unpaid principal and up to 90 days of related accrued interest, NCO amounts and rates are higher and the Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable is higher. The Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable increased to 18.3% at June 30, 2019, compared to 10.7% in the same prior-year period.

The following table reports 2019 Open-End loan performance, including the effect of the Q1 2019 Open-End Loss Recognition Change:

	2019		2018
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Open-End loans:
Revenue	$54,972	$52,869	$47,228	$40,290	$27,222
Provision for losses	29,373	25,317	28,337	31,686	14,848
Net revenue	$25,599	$27,552	$18,891	$8,604	$12,374
Net charge-offs (1)	$25,151	$(1,521)	$25,218	$23,579	$11,924
Open-End gross loan balances:
Open-End gross loans receivable	$283,311	$240,790	$207,333	$184,067	$91,033
Average Open-End gross loans receivable	$262,051	$224,062	$195,700	$137,550	$71,299
Open-End allowance for loan losses:
Allowance for loan losses	$51,717	$46,963	$19,901	$18,013	$9,717
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	18.3%	19.5%	9.6%	9.8%	10.7%
Open-End past-due balances:
Open-End past-due gross loans receivable	$35,395	$32,444	$—	$—	$—
Past-due Open-End gross loans receivable - percentage	12.5%	13.5%	—%	—%	—%
(1) Excluding the impact of the Q1 2019 Open-End Loss Recognition Change, NCOs for the first quarter 2019 were $31,788.

In addition, the following table illustrates, on a non-GAAP pro forma basis, the first and second quarter of 2019 results as if the Q1 2019 Open-End Loss Recognition Change had been applied to our outstanding Open-End loan portfolio as of December 31, 2018. This table is illustrative of retrospective application to determine the NCOs that would have been incurred in the first and second quarters of 2019 from the December 31, 2018 loan book. The primary purpose of this pro forma illustration is to provide a representative level of NCO rates from applying the Q1 2019 Open-End Loss Recognition Change.

Pro Forma	2019	2019
(dollars in thousands, unaudited)	Second Quarter	First Quarter
Open-End loans:
Revenue	$54,972	$52,869
Provision for losses	29,373	25,317
Net revenue	$25,599	$27,552
Net charge-offs	$29,648	$31,788
Open-End gross loan balances:
Open-End gross loans receivable	$283,311	$240,790
Average Open-End gross loans receivable	$262,051	$245,096
Net-charge offs as a percentage of average gross loans receivable	11.3%	13.0%
Open-End allowance for loan losses:
Allowance for loan losses	$51,717	$46,963
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	18.3%	19.5%
Open-End past-due balances:
Open-End past-due gross loans receivable	$35,395	$32,444
Past-due Open-End gross loans receivable - percentage	12.5%	13.5%

Single-Pay
Single-Pay revenue and related loans receivable during the three months ended June 30, 2019 declined year-over-year compared to the three months ended June 30, 2018, primarily due to regulatory changes in Canada (rate and product changes in Ontario and British Columbia) that accelerated the shift to Open-End loans. The aforementioned Open-End growth in Canada ($167.9 million year-over-year), in part, contributed to the decrease in Single-Pay loan balances, which shrank year-over-year by $12.2 million. The Single-Pay NCO rate remained consistent year-over-year.

	2019		2018
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Single-Pay loans:
Revenue	$45,528	$46,761	$49,696	$50,614	$58,325
Provision for losses	12,446	8,268	12,825	12,757	13,101
Net revenue	$33,082	$38,493	$36,871	$37,857	$45,224
Net charge-offs	$11,458	$8,610	$11,838	$12,892	$12,976
Single-Pay gross loan balances:
Single-Pay gross loans receivable	$76,126	$69,753	$80,823	$77,390	$84,665
Average Single-Pay gross loans receivable	$72,940	$75,288	$79,107	$81,028	$83,353
Single-Pay Allowance for loan losses	$4,941	$3,897	$4,189	$3,293	$3,604
Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable	6.5%	5.6%	5.2%	4.3%	4.3%

Results of Operations - CURO Group Consolidated Operations
Condensed Consolidated Statements of Operations

(in thousands, unaudited)	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Revenue	$264,300	$237,169	$27,131	11.4%	$542,239	$488,012	$54,227	11.1%
Provision for losses	112,010	86,347	25,663	29.7%	214,395	163,230	51,165	31.3%
Net revenue	152,290	150,822	1,468	1.0%	327,844	324,782	3,062	0.9%
Advertising costs	12,780	15,113	(2,333)	(15.4)%	20,566	22,998	(2,432)	(10.6)%
Non-advertising costs of providing services	58,329	58,361	(32)	(0.1)%	120,600	118,590	2,010	1.7%
Total cost of providing services	71,109	73,474	(2,365)	(3.2)%	141,166	141,588	(422)	(0.3)%
Gross margin	81,181	77,348	3,833	5.0%	186,678	183,194	3,484	1.9%

Operating expense
Corporate, district and other expenses	39,038	32,980	6,058	18.4%	88,126	68,409	19,717	28.8%
Interest expense	17,023	20,472	(3,449)	(16.8)%	34,713	42,826	(8,113)	(18.9)%
Loss on extinguishment of debt	—	—	—	#	—	11,683	(11,683)	#
Total operating expense	56,061	53,452	2,609	4.9%	122,839	122,918	(79)	(0.1)%
Net income from continuing operations before income taxes	25,120	23,896	1,224	5.1%	63,839	60,276	3,563	5.9%
Provision for income taxes	7,453	5,178	2,275	43.9%	17,499	16,645	854	5.1%
Net income from continuing operations	17,667	18,718	(1,051)	(5.6)%	46,340	43,631	2,709	6.2%
Net (loss) income from discontinued operations, net of tax	(834)	(2,743)	1,909	(69.6)%	7,541	(4,364)	11,905	#
Net income	$16,833	$15,975	$858	5.4%	$53,881	$39,267	$14,614	37.2%
# - Variance greater than 100% or not meaningful

Reconciliation of Net income from continuing operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, non-GAAP measures

(in thousands, except per share data, unaudited)	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Net income from continuing operations	$17,667	$18,718	$(1,051)	(5.6)%	$46,340	$43,631	$2,709	6.2%
Adjustments:
Loss on extinguishment of debt (1)	—	—			—	11,683
Restructuring costs (2)	—	—			1,752	—
U.K. related costs (3)	679	—			8,496	—
Impairment of equity method investment (4)	3,748	—			3,748	—
Share-based cash and non-cash compensation (5)	2,644	2,181			4,816	4,023
Intangible asset amortization	761	640			1,557	1,303
Impact of tax law changes (6)	—	—			—	1,800
Cumulative tax effect of adjustments	(1,062)	(705)			(4,322)	(4,394)
Adjusted Net Income	$24,437	$20,834	$3,603	17.3%	$62,387	$58,046	$4,341	7.5%

Net income from continuing operations	$17,667	$18,718			$46,340	$43,631
Diluted Weighted Average Shares Outstanding	47,107	47,996			47,335	47,757
Diluted Earnings per Share from continuing operations	$0.38	$0.39	$(0.01)	(2.6)%	$0.98	$0.92	$0.06	6.5%
Per Share impact of adjustments to Net Income	0.14	0.04			0.34	0.29
Adjusted Diluted Earnings per Share	$0.52	$0.43	$0.09	20.9%	$1.32	$1.21	$0.11	9.1%

Reconciliation of Net income from continuing operations to EBITDA and Adjusted EBITDA, non-GAAP measures

	Three Months Ended June 30,				Six Months Ended June 30,
(in thousands, except per share data, unaudited)	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Net income from continuing operations	$17,667	$18,718	$(1,051)	(5.6)%	$46,340	$43,631	$2,709	6.2%
Provision for income taxes	7,453	5,178	2,275	43.9%	17,499	16,645	854	5.1%
Interest expense	17,023	20,472	(3,449)	(16.8)%	34,713	42,826	(8,113)	(18.9)%
Depreciation and amortization	4,651	4,470	181	4.0%	9,571	9,005	566	6.3%
EBITDA	46,794	48,838	(2,044)	(4.2)%	108,123	112,107	(3,984)	(3.6)%
Loss on extinguishment of debt (1)	—	—			—	11,683
Restructuring costs (2)	—	—			1,752	—
U.K. related costs (3)	679	—			8,496	—
Impairment of equity method investment (4)	3,748	—			3,748	—
Share-based cash and non-cash compensation (5)	2,644	2,181			4,816	4,023
Other adjustments (7)	(176)	91			(392)	48
Adjusted EBITDA	$53,689	$51,110	$2,579	5.0%	$126,543	$127,861	$(1,318)	(1.0)%
Adjusted EBITDA Margin	20.3%	21.6%			23.3%	26.2%

(1)
For the six months ended June 30, 2018, the $11.7 million of loss on extinguishment of debt was for the redemption of $77.5 million of the CURO Financial Technologies Corp.'s ("CFTC") 12.00% Senior Secured Notes due 2022.

(2)
Restructuring costs of $1.8 million for the six months ended June 30, 2019 were due to eliminating 121 positions in North America. The store employee reductions help better align store staffing with in-store customer traffic and volume patterns, as more of our growth comes from online channels and as store customers require less time in stores as they conduct more of the follow-up activities online. The elimination of certain corporate positions related to efficiency initiatives and has allowed the Company to reallocate investment to strategic growth activities.

(3)
U.K. related costs of $8.5 million for the six months ended June 30, 2019 relate to placing the U.K. subsidiaries into administration on February 25, 2019, which included $7.6 million to obtain consent from the holders of the 8.25% Senior Secured Notes to deconsolidate the U.K. Segment and $0.9 million for other costs.

(4)
During April through July of 2019, Cognical Holdings (“Zibby”) completed an equity raising round at a value per share less than the value per share raised in prior raises. This round included additional investments from existing shareholders and investments by new investors and is considered indicative of the fair value of shares in Zibby. Accordingly, we recognized a $3.7 million impairment in our investment in Zibby to adjust it to market value. As of June 30, 2019, we owned approximately 30% of the outstanding shares of Zibby on a fully diluted basis.

(5)
We approved the adoption of share-based compensation plans during 2010 and 2017 for key members of senior management. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.

(6)
As a result of the Tax Cuts and Jobs Act of 2017 ("2017 Tax Act"), which became law on December 22, 2017, we provided an estimate of the new repatriation tax as of December 31, 2017. Subsequent to further guidance published in the first quarter of 2018, we booked additional tax expense of $1.2 million for the 2017 repatriation tax. Additionally, the 2017 Tax Act provided for a new GILTI ("Global Intangible Low-Taxed Income") tax starting in 2018 and we estimated and provided tax expense of $0.6 million as of June 30, 2018.

(7)	Other adjustments include deferred rent and the intercompany foreign exchange impact. Deferred rent represents the non-cash component of rent expense.

For the three months ended June 30, 2019 and 2018

Revenue and Net Revenue
Revenue increased $27.1 million, or 11.4%, to $264.3 million for the three months ended June 30, 2019, from $237.2 million for the three months ended June 30, 2018. Revenue for the three months ended June 30, 2019 included interest earned on past-due Open-End loan balances of approximately $12 million from the Q1 2019 Open-End Loss Recognition Change, offset by a higher provision rate and the higher allowance discussed further below. U.S. revenue increased 10.5%, driven by volume growth. Canadian revenue increased 15.3% (19.5% on a constant currency basis), as volume growth offset yield compression from negative regulatory impacts on Single-Pay loan rates and the significant product mix-shift to Open-End loans.

Provision for losses increased $25.7 million, or 29.7%, to $112.0 million for the three months ended June 30, 2019, from $86.3 million for the three months ended June 30, 2018, primarily due to changes in the allowance coverage in the second quarter of 2018. The second quarter of 2018 included $11.0 million of provision benefit from changes in allowance coverage rates, whereas the second quarter of 2019 included $1.6 million of benefit. Excluding the impact of the allowance coverage change, provision for losses increased $16.3 million, or 16.7%, because of the Q1 2019 Open-End Loss Recognition Change and increased earning asset volume year-over-year as further described in "Segment Analysis" below.

Cost of Providing Services
The total cost of providing services decreased $2.4 million, or 3.2%, to $71.1 million in the three months ended June 30, 2019, compared to $73.5 million in the three months ended June 30, 2018, primarily because of lower advertising costs analyzed further in "Segment Analysis" below.

Operating Expenses
Corporate, district and other expenses increased $6.1 million, or 18.4%, primarily as a result of a $3.7 million impairment charge related to our investment in Zibby and higher performance-based variable compensation. During the second quarter of 2019, Zibby conducted an equity capital raise that closed on July 11, 2019, primarily with existing equity holders, at an attractive implied pre-money valuation (the "offering"). We invested cash of $2.8 million in the second quarter of 2019 and an additional $4.0 million of cash in July 2019, which in aggregate, increased our fully-diluted ownership to 42.3%. Because the offering was at a valuation below previous rounds, the non-cash impairment charge was required. Excluding the Zibby impairment charge, share-based compensation costs in both periods presented and U.K. related costs, operating expenses increased by $1.2 million.

Provision for Income Taxes

The effective income tax rate from continuing operations for the three months ended June 30, 2019 was 29.7%, compared to 21.7% for the three months ended June 30, 2018. Excluding the non-tax-deductible impairment of our investment in Zibby, our effective income tax rate from continuing operations for the three months ended June 30, 2019 was 25.8%.

For the six months ended June 30, 2019 and 2018

Revenue and Net Revenue
Revenue increased $54.2 million, or 11.1%, to $542.2 million for the six months ended June 30, 2019 from $488.0 million for the six months ended June 30, 2018. Revenue for the six months ended June 30, 2019 included interest earned on past-due Open-End loan balances of approximately $21 million from the Q1 2019 Open-End Loss Recognition Change, offset by a higher provision rate and the higher allowance discussed further below. U.S. revenue increased 10.5%, driven by volume growth. Canadian revenue increased 13.7% (18.7% on a constant currency basis), as volume growth offset yield compression from negative regulatory impacts on Single-Pay loan rates and the significant product mix-shift to Open-End loans.

Provision for losses increased $51.2 million, or 31.3%, to $214.4 million for the six months ended June 30, 2019, from $163.2 million for the six months ended June 30, 2018, primarily due to changes in allowance coverage in the second quarter of 2018. The first half of 2018 included $14.7 million of provision benefit from changes which included allowance coverage rates whereas the first half of 2019 included $1.0 million of benefit. Excluding the impact of the allowance coverage change, provision for losses increased $37.5 million, or 21.1%, because of the Q1 2019 Open-End Loss Recognition Change and increased earning asset volume year-over-year as further described in "Segment Analysis" below.

Cost of Providing Services
The total cost of providing services decreased $0.4 million, or 0.3%, to $141.2 million in the six months ended June 30, 2019, compared to $141.6 million in the six months ended June 30, 2018, primarily because of lower advertising costs, offset by increased loan servicing costs on higher volume.
Operating Expenses
Corporate, district and other expenses increased $19.7 million, or 28.8%, primarily as a result of $8.5 million for obtaining the consent of our holders of the 8.25% Senior Secured Notes and our bondholders associated with discontinuing our U.K. operations and other related U.K. separation costs, $1.8 million of restructuring costs from our reduction-in-force implemented in January 2019, higher professional fees associated with our first year-end for full compliance with Sarbanes-Oxley, and a $3.7 million impairment charge related to our investment in Zibby. Excluding the Zibby impairment charge, share-based compensation costs in both periods presented and U.K. related costs, operating expenses increased by $6.7 million.

Provision for Income Taxes

The effective income tax rate from continuing operations for the six months ended June 30, 2019 was 27.4%, compared to 27.6% for the six months ended June 30, 2018. Excluding the non-tax-deductible impairment of our investment in Zibby, our effective income tax rate from continuing operations for the six months ended June 30, 2019 was 25.9%.

Segment Analysis

We report financial results for two reportable segments: the U.S. and Canada. Following is a summary of results of operations for the segment and period indicated:

U.S. Segment Results	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in thousands, unaudited)	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Revenue	$210,046	$190,126	$19,920	10.5%	$436,165	$394,719	$41,446	10.5%
Provision for losses	92,552	71,987	20,565	28.6%	177,532	136,320	41,212	30.2%
Net revenue	117,494	118,139	(645)	(0.5)%	258,633	258,399	234	0.1%
Advertising costs	11,179	12,409	(1,230)	(9.9)%	17,533	17,568	(35)	(0.2)%
Non-advertising costs of providing services	41,248	41,682	(434)	(1.0)%	86,230	85,439	791	0.9%
Total cost of providing services	52,427	54,091	(1,664)	(3.1)%	103,763	103,007	756	0.7%
Gross margin	65,067	64,048	1,019	1.6%	154,870	155,392	(522)	(0.3)%
Corporate, district and other expenses	33,397	28,221	5,176	18.3%	77,277	58,753	18,524	31.5%
Interest expense	14,641	20,465	(5,824)	(28.5)%	29,369	42,762	(13,393)	(31.3)%
Loss on extinguishment of debt	—	—	—	#	—	11,683	(11,683)	#
Total operating expense	48,038	48,686	(648)	(1.3)%	106,646	113,198	(6,552)	(5.8)%
Segment operating income	17,029	15,362	1,667	10.9%	48,224	42,194	6,030	14.3%
Interest expense	14,641	20,465	(5,824)	(28.5)%	29,369	42,762	(13,393)	(31.3)%
Depreciation and amortization	3,437	3,379	58	1.7%	7,163	6,786	377	5.6%
EBITDA	35,107	39,206	(4,099)	(10.5)%	84,756	91,742	(6,986)	(7.6)%
Loss on extinguishment of debt	—	—	—		—	11,683	(11,683)
Restructuring and other costs	—	—	—		1,617	—	1,617
Other adjustments	(143)	(66)	(77)		(248)	(125)	(123)
U.K. related costs	679	—	679		8,496	—	8,496
Share-based cash and non-cash compensation	2,644	2,181	463		4,816	4,023	793
Impairment of equity method investment	3,748	—	3,748		3,748	—	3,748
Adjusted EBITDA	$42,035	$41,321	$714	1.7%	$103,185	$107,323	$(4,138)	(3.9)%

U.S. Segment Results - For the three months ended June 30, 2019 and 2018
Second quarter 2019 U.S. revenues increased by $19.9 million, or 10.5%, to $210.0 million, compared to the comparable prior-year period. U.S. revenue growth was driven by a $40.6 million, or 11.0%, increase in gross combined loans receivable to $408.3 million at June 30, 2019, compared to $367.7 million at June 30, 2018. Additionally, U.S. revenue for the three months ended June 30, 2019 included interest earned on past-due Open-End loan balances of approximately $10 million from the Q1 2019 Open-End Loss Recognition Change, offset by a related higher provision for losses. Unsecured Installment combined receivables increased year-over-year by $12.2 million, or 6.0%. Open-End receivables increased $24.4 million, or 61.4%, year-over-year, led by growth in Virginia, Tennessee and Kansas and inclusion of past-due receivables as a result of the Q1 2019 Open-End Loss Recognition Change. Secured Installment gross combined receivables remained flat compared to the prior-year period, while Single-Pay receivables grew $3.7 million, or 9.9%.
The provision for losses' increase of $20.6 million, or 28.6%, was primarily due to changes in allowance coverage in the second quarter of 2018. The second quarter of 2018 included $9.9 million of provision benefit from changes in allowance coverage rates, whereas the second quarter of 2019 included $0.3 million of incremental expense. Excluding the impact of the allowance coverage change, provision for losses increased $10.3 million, or 12.6%, because of the Q1 2019 Open-End Loss Recognition Change and increased earning asset volume year-over-year.
U.S. cost of providing services for the three months ended June 30, 2019 was $52.4 million, a decrease of $1.7 million, or 3.1%, compared to $54.1 million for the three months ended June 30, 2018, primarily due to lower advertising costs.

Corporate, district and other operating expenses increased $5.2 million, or 18.3%, compared to the same period in the prior year, primarily due to a $3.7 million impairment charge related to our investment in Zibby, $0.7 million of U.K. disposition-related costs and $1.0 million higher performance-based variable compensation costs. Excluding the Zibby impairment charge, share-based compensation costs in both periods presented and U.K. related costs, operating expenses increased by $0.3 million.

U.S. interest expense for the second quarter of 2019 decreased by $5.8 million compared to the prior-year period, primarily due to our refinancing activities in 2018. During the third quarter of 2018, we issued $690.0 million of 8.25% Senior Secured Notes and used the proceeds from the issuance to extinguish our $527.5 million 12.00% Senior Secured Notes. In addition, we entered into a Non-Recourse Canada SPV Facility in the third quarter of 2018 with a lower interest rate than our previous U.S. SPV facility, which we fully repaid with the proceeds from the 8.25% Senior Secured Notes.

U.S. Segment Results - For the six months ended June 30, 2019 and 2018
For the six months ended June 30, 2019, U.S. revenues increased by $41.4 million, or 10.5%, to $436.2 million. U.S. revenue growth was driven by a $40.6 million, or 11.0%, increase in gross combined loans receivable, to $408.3 million at June 30, 2019, compared to $367.7 million at June 30, 2018. Additionally, U.S. revenue for the six months ended June 30, 2019 included interest earned on past-due Open-End loan balances of approximately $18 million from the Q1 2019 Open-End Loss Recognition Change, offset by related higher provision rate and higher provision for losses. Unsecured Installment receivables increased year-over-year $12.2 million, or 6.0%. Open-End receivables increased $24.4 million, or 61.4%, year-over-year, led by growth in Virginia, Tennessee and Kansas. Secured Installment gross combined receivables increased from the prior-year period by $0.3 million, or 0.3%, while Single-Pay receivables grew $3.7 million, or 9.9%.

The provision for losses' increase of $41.2 million, or 30.2%, was primarily due to changes in allowance coverage in the first half of 2018. The first half of 2018 included $12.6 million of provision benefit from changes in allowance coverage rates, whereas the first half of 2019 included $0.8 million of incremental expense. Excluding the impact of the allowance coverage change, provision for losses increased $27.7 million, or 18.6%, because of the Q1 2019 Open-End Loss Recognition Change and increased earning asset volume year-over-year.

U.S. cost of providing services for the six months ended June 30, 2019 was $103.8 million, an increase of $0.8 million, or 0.7%, compared to $103.0 million for the six months ended June 30, 2018.

Corporate, district and other operating expenses increased $18.5 million, or 31.5%, compared to the same period in the prior year, primarily due to $8.5 million of U.K. disposition-related costs, a $3.7 million impairment charge related to our investment in Zibby, $3.2 million higher performance-based variable compensation costs, $1.6 million of restructuring costs and $0.5 million higher professional fees. Excluding the Zibby impairment charge, share-based compensation costs in both periods presented and U.K. related costs, operating expenses increased by $5.5 million.

U.S. interest expense for the first six months of 2019 decreased by $13.4 million compared to the prior-year period, primarily due to our refinancing activities in 2018. During the third quarter of 2018, we issued $690.0 million of 8.25% Senior Secured Notes and used the proceeds from the issuance to extinguish our $527.5 million 12.00% Senior Secured Notes. In addition, we entered into a Non-Recourse Canada SPV Facility in the third quarter of 2018 with a lower interest rate than our previous U.S. SPV facility, which we fully repaid with the proceeds from the 8.25% Senior Secured Notes.

Canada Segment Results	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in thousands, unaudited)	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Revenue	$54,254	$47,043	$7,211	15.3%	$106,074	$93,293	$12,781	13.7%
Provision for losses	19,458	14,360	5,098	35.5%	36,863	26,910	9,953	37.0%
Net revenue	34,796	32,683	2,113	6.5%	69,211	66,383	2,828	4.3%
Advertising costs	1,601	2,704	(1,103)	(40.8)%	3,033	5,430	(2,397)	(44.1)%
Non-advertising costs of providing services	17,081	16,679	402	2.4%	34,370	33,151	1,219	3.7%
Total cost of providing services	18,682	19,383	(701)	(3.6)%	37,403	38,581	(1,178)	(3.1)%
Gross margin	16,114	13,300	2,814	21.2%	31,808	27,802	4,006	14.4%
Corporate, district and other expenses	5,641	4,759	882	18.5%	10,849	9,656	1,193	12.4%
Interest expense	2,382	7	2,375	#	5,344	64	5,280	#
Total operating expense	8,023	4,766	3,257	68.3%	16,193	9,720	6,473	66.6%
Segment operating income	8,091	8,534	(443)	(5.2)%	15,615	18,082	(2,467)	(13.6)%
Interest expense	2,382	7	2,375	#	5,344	64	5,280	#
Depreciation and amortization	1,214	1,091	123	11.3%	2,408	2,219	189	8.5%
EBITDA	11,687	9,632	2,055	21.3%	23,367	20,365	3,002	14.7%
Restructuring and other costs	—	—	—		135	—	135
Other adjustments	(33)	157	(190)		(144)	173	(317)
Adjusted EBITDA	$11,654	$9,789	$1,865	19.1%	$23,358	$20,538	$2,820	13.7%
# - Change greater than 100% or not meaningful.

Canada Segment Results - For the three months ended June 30, 2019 and 2018
Canada revenue increased $7.2 million, or 15.3%, to $54.3 million for the three months ended June 30, 2019, from $47.0 million in the prior-year period. On a constant currency basis, revenue increased $9.2 million, or 19.5%. Revenue growth in Canada was impacted favorably by the significant asset growth and the product transition from Single-Pay and Unsecured Installment loans to Open-End loans. Additionally, Canada revenue for the three months ended June 30, 2019 included interest earned on past-due Open-End loan balances of approximately $2 million from the Q1 2019 Open-End Loss Recognition Change, offset by a higher provision rate and higher provision for losses. Single-Pay yields were negatively affected by regulatory rate changes in Ontario and British Columbia.

Single-Pay revenue decreased $14.2 million, or 42.7%, to $19.1 million for the three months ended June 30, 2019, and Single-Pay receivables decreased $12.2 million, or 25.8%, to $35.1 million from $47.3 million in the prior year. The decreases in Single-Pay revenue and receivables were due to the continued product mix shift in Canada from Single-Pay loans to Open-End loans and by regulatory changes effective January and July 2018 that lowered Single Pay pricing year-over-year.

Canada non-Single-Pay revenue increased $21.5 million, or 156.7%, to $35.2 million compared to $13.7 million the same quarter a year ago, on $158.8 million, or 212.5%, growth in related loan balances. The increase was primarily related to the launches of Open-End products in Alberta and Ontario in the fourth quarter of 2017, and significant expansion of the Open-End product in Ontario in late 2018. Additionally, as a result of the increase in Open-End loans, ancillary revenue increased $4.8 million versus the same quarter a year ago, primarily driven by an increase in sales of insurance to Open-End loan customers.

The provision for losses increased $5.1 million, or 35.5%, to $19.5 million for the three months ended June 30, 2019, compared to $14.4 million in the prior-year period, because of mix shift from Single-Pay loans to Unsecured Installment and Open-End loans and corresponding higher allowance and therefore provision expense level. Total Open-End and Installment loans grew by $35.2 million sequentially during the second quarter of 2019, compared to sequential growth of $20.9 million in the second quarter of 2018. On a constant currency basis, provision for losses increased by $5.8 million, or 40.5% compared to the prior-year period.
The total cost of providing services in Canada declined modestly for the three months ended June 30, 2019 compared to the prior-year period. Advertising costs were lower by $1.1 million, or 40.8%, partially offset by an increase in non-advertising cost of providing services of $0.4 million. There was no material impact on the cost of providing services from exchange rate changes.
Canada operating expenses increased $3.3 million, or 68.3%, to $8.0 million in the three months ended June 30, 2019 from $4.8 million in the prior-year period, primarily due to interest expense on the Non-Recourse Canada SPV Facility that began in August 2018.

Canada Segment Results - For the six months ended June 30, 2019 and 2018
Canada revenue increased $12.8 million, or 13.7%, to $106.1 million for the six months ended June 30, 2019 from $93.3 million in the prior-year period. On a constant currency basis, revenue increased $17.5 million, or 18.7%. Revenue growth in Canada was impacted favorably by the significant asset growth and product transition from Single-Pay and Unsecured Installment loans to Open-End loans that have a lower yield. Additionally, Canada revenues for the six months ended June 30, 2019 included interest earned on past-due Open-End loan balances of approximately $3 million from the Q1 2019 Open-End Loss Recognition Change, offset by higher provision rate and higher provision for losses. Single-Pay yields were negatively affected by regulatory rate changes in Ontario and British Columbia.
Single-Pay revenue decreased $28.9 million, or 42.8%, to $38.7 million for the six months ended June 30, 2019, and Single-Pay receivables decreased $12.2 million, or 25.8%, to $35.1 million from $47.3 million in the prior year. The decreases in Single-Pay revenue and receivables were due to the continued product mix shift in Canada from Single-Pay loans to Open-End loans and by regulatory changes effective January and July 2018 that lowered Single Pay pricing year-over-year.
Canadian non-Single-Pay revenue increased $41.7 million, or 162.6%, to $67.4 million compared to $25.7 million the same period a year ago, on $158.8 million, or 212.5%, growth in related loan balances. The increase was primarily related to the launch of Open-End products in Alberta and Ontario in the fourth quarter of 2017, and significant expansion of the Open-End product in Ontario in late 2018. As a result of the increase in Open-End loans, ancillary revenue increased $9.3 million versus the same period a year ago, primarily driven by an increase in sales of insurance to Open-End loan customers.

The provision for losses increased $10.0 million, or 37.0%, to $36.9 million for the six months ended June 30, 2019 compared to $26.9 million in the prior-year period primarily due to provisioning on Open-End loans and mix shift from Single-Pay loans and Unsecured Installment to Open-End loans. Total Open-End and Installment loans grew by $35.2 million sequentially during the second quarter of 2019, compared to sequential growth of $20.9 million in the second quarter of 2018. On a constant currency basis, provision for losses increased by $11.6 million, or 43.0% compared to the prior-year period.
The total cost of providing services in Canada declined modestly for the six months ended June 30, 2019 compared to the prior-year period. Advertising costs decreased by $2.4 million, or 44.1%, partially offset by an increase in non-advertising cost of providing services of $1.2 million. There was no material impact on the cost of providing services from exchange rate changes.

Canada operating expenses increased $6.5 million, or 66.6%, to $16.2 million in the six months ended June 30, 2019 from $9.7 million in the prior year period primarily due to interest expense on the Non-Recourse Canada SPV Facility that began in August 2018.

Results of Discontinued Operations
On February 25, 2019, in accordance with the provisions of the U.K. Insolvency Act 1986 and as approved by the boards of directors of our U.K. subsidiaries, Curo Transatlantic Limited ("CTL") and SRC Transatlantic Limited (collectively with CTL, “the U.K. Subsidiaries”), insolvency practitioners from KPMG were appointed as administrators (“Administrators”) in respect of the U.K. Subsidiaries. The effect of the U.K. Subsidiaries’ entry into administration was to place the management, affairs, business and property of the U.K. Subsidiaries under the direct control of the Administrators. Accordingly, we deconsolidated the U.K. Subsidiaries as of February 25, 2019 and classified them as Discontinued Operations beginning the first quarter of 2019. The following is a summary of the financial results of the U.K. business, which meet the criteria of Discontinued Operations and, therefore, are excluded from our results of continuing operations:

(in thousands, unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue (1)	$—	$11,814	$6,957	$22,729
Provision for losses (1)	—	5,639	1,703	9,787
Net revenue	—	6,175	5,254	12,942
Cost of providing services (1)	—	3,111	1,082	6,479
Corporate, district and other (1)	—	5,547	3,806	10,446
Interest income (1)	—	(7)	—	(12)
Depreciation and amortization (1)	—	128	—	254
Loss on disposition (1)	—	—	39,414	—
Pre-tax loss from Discontinued Operations	—	(2,604)	(39,048)	(4,225)
Income tax expense (benefit) related to disposition	834	139	(46,589)	139
Net (loss) income from discontinued operations	$(834)	$(2,743)	$7,541	$(4,364)

Net (loss) income from discontinued operations	$(834)	$(2,743)	$7,541	$(4,364)
Income tax expense (benefit) related to disposition	834	139	(46,589)	139
Interest income	—	(7)	—	(12)
Depreciation and amortization	—	128	—	254
EBITDA (2)	—	(2,483)	(39,048)	(3,983)
U.K. disposition, redress and related costs	—	—	40,845	—
Other adjustments	—	(6)	(10)	(42)
Adjusted EBITDA (2)	$—	$(2,489)	$1,787	$(4,025)
(1) For the six months ended June 30, 2019, includes operations through February 25, 2019
(2) See "Non-GAAP Financial Measures" at the end of this release for description of non-GAAP metric.

Revenue and expenses related to discontinued operations included activity prior to the deconsolidation of the U.K. subsidiaries effective February 25, 2019. In previously issued financial statements, the $2.5 million and $4.0 million of Adjusted EBITDA loss ascribed to discontinued operations for the three and six months ended June 30, 2018 were included in consolidated Adjusted EBITDA. For the six months ended June 30, 2019, "Loss on disposition" of $39.4 million included the non-cash effect of eliminating assets and liabilities of the U.K. Subsidiaries as of the date of deconsolidation, as well as the effect of cumulative currency exchange rate differences on the U.S. investment in the U.K.

In connection with the disposition of the U.K. Subsidiaries, the U.S. entity that owned our interests in the U.K. Subsidiaries recognized a loss on investment. This loss resulted in an estimated U.S. federal and state income tax benefit of $46.6 million, which will be available to offset our future U.S. federal and state income tax obligations. In the second quarter of 2019, we revised the estimate of our tax basis in the U.K. Subsidiaries, resulting in a $0.8 million reduction in the income tax benefit recorded in the first quarter of 2019.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2019 (unaudited)	December 31, 2018
ASSETS
Cash	$92,297	$61,175
Restricted cash (includes restricted cash of consolidated VIEs of $14,819 and $12,840 as of June 30, 2019 and December 31, 2018, respectively)	33,712	25,439
Gross loans receivable (includes loans of consolidated VIEs of $215,309 and $148,876 as of June 30, 2019 and December 31, 2018, respectively)	609,593	571,531
Less: allowance for loan losses (includes allowance for losses of consolidated VIEs of $25,188 and $12,688 as of June 30, 2019 and December 31, 2018, respectively)	(101,877)	(73,997)
Loans receivable, net	507,716	497,534
Right of use asset - operating leases	140,982	—
Deferred income taxes	9,032	1,534
Income taxes receivable	31,184	16,741
Prepaid expenses and other	30,241	43,588
Property and equipment, net	72,993	76,750
Goodwill	120,450	119,281
Other intangibles, net of accumulated amortization	30,657	29,784
Other	16,091	12,930
Assets of discontinued operations	—	34,861
Total Assets	$1,085,355	$919,617
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$59,274	$49,146
Deferred revenue	8,712	9,483
Lease liability - operating leases	148,843	—
Income taxes payable	—	1,579
Accrued interest (includes accrued interest of consolidated VIEs of $713 and $831 as of June 30, 2019 and December 31, 2018, respectively)	19,690	20,904
Liability for losses on CSO lender-owned consumer loans	9,504	12,007
Deferred rent	—	10,851
Long-term debt (includes long-term debt and issuance costs of consolidated VIEs of $94,565 and $3,588 as of June 30, 2019 and $111,335 and $3,856 as of December 31, 2018, respectively)	768,512	804,140
Subordinated shareholder debt	—	2,196
Other long-term liabilities	8,594	5,800
Deferred tax liabilities	4,848	13,730
Liabilities of discontinued operations	—	8,882
Total Liabilities	$1,027,977	$938,718
Stockholders' Equity
Total Stockholders' Equity (Deficit)	$57,378	$(19,101)
Total Liabilities and Stockholders' Equity	$1,085,355	$919,617

Balance Sheet Changes - June 30, 2019 compared to December 31, 2018
Cash - Cash increased from December 31, 2018 primarily due to cash inflows generated from income and the disposition of the U.K. segment which reduced U.S. federal and state income taxes paid, partially offset by loans receivable growth and combined $40.9 million net payments on the Senior Revolver and Non-Recourse Canada SPV Facility.
Gross Loans Receivable and Allowance for Loan Losses - As noted in "Loan Volume and Portfolio Performance Analysis" above, changes in Gross Loans Receivable and related Allowance for Loan Losses were due to normal seasonality trends resulting from higher customer demand and loan origination volumes during the fourth quarter of 2018, as well as the product mix shift from Single-Pay to Installment and Open-End loans (primarily in Canada).
Right of use asset and lease liability and Deferred rent - Due to the adoption of ASU No. 2016-02, Leases, which requires lessees to record leases on the balance sheet and disclose key information about leasing arrangements, we recorded a right of use asset of $141.0 million and a lease liability of $148.8 million as of June 30, 2019.

Income taxes receivable - The increase from December 31, 2018 is primarily due to the current tax benefit realized from the loss on disposal of the U.K. entities. See "Results of Discontinued Operations" section for additional details.
Long-term debt (including current maturities) and Accrued Interest - During the six months ended June 30, 2019, we made a $20.0 million payment on the Senior Revolver, reducing the outstanding balance to zero, and made net repayments of $20.9 million on the Non-Recourse Canada SPV Facility.

Fiscal 2019 Outlook - Reconciliations
Reconciliation of Net income from continuing operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per share, non-GAAP measures (1) (unaudited)

	Fiscal 2019 Outlook
	Year Ending December 31, 2019
(in thousands, except per share data)	Low	High
Net income from continuing operations	$100,000	$115,000
Adjustments:
Non-cash rent expense and foreign currency exchange rate impact (2)(3)	—	—
Restructuring costs	1,750	1,750
U.K. related costs	8,500	8,500
Impairment of equity method investment	3,750	3,750
Share-based cash and non-cash compensation	9,000	9,000
Intangible asset amortization	2,500	2,500
Cumulative tax effect of adjustments	(5,500)	(5,500)
Adjusted Net Income	$120,000	$135,000

Net income	$100,000	$115,000
Diluted Weighted Average Shares Outstanding	47,100	48,200
Diluted Earnings per Share	$2.12	$2.39
Per Share impact of adjustments to Net Income	0.43	0.41
Adjusted Diluted Earnings per Share	$2.55	$2.80

Reconciliation of Net Income from continuing operations to EBITDA and Adjusted EBITDA, non-GAAP measures (1) (unaudited)

	Fiscal 2019 Outlook
	Year Ending December 31, 2019
(in thousands)	Low	High
Net income from continuing operations	$100,000	$115,000
Provision for income taxes	38,250	38,250
Interest expense	70,000	70,000
Depreciation and amortization	18,750	18,750
EBITDA	227,000	242,000
Non-cash rent expense and foreign currency exchange rate impact (2)(3)	—	—
Restructuring costs	1,750	1,750
U.K. related costs	8,500	8,500
Impairment of equity method investment	3,750	3,750
Share-based cash and non-cash compensation	9,000	9,000
Adjusted EBITDA	$250,000	$265,000
(1) See "Non-GAAP Financial Measures" at the end of this release for more information.
(2) We have historically excluded the impact of non-cash interest expense from adjusted earnings metrics. With the adoption of ASU No.2016.02, Leases, effective January 1, 2019, we anticipate the difference between GAAP-basis rent expense and cash rent paid will grow. However, we will continue to adjust for this difference.

(3) We have historically excluded the impact of foreign currency translation and hedges from adjusted earnings metrics. We do not include the impact of any hedge settlement or realized currency gains or losses in our outlook.

About CURO
CURO Group Holdings Corp. (NYSE: CURO), operating in two countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across two countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Avío Credit®, Opt+® and Revolve Finance®. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Tuesday, July 30, 2019. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-800-239-9838 (1-786-789-4797 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until August 6, 2019, at 11:15 a.m. Eastern Time. An archived version of the webcast will be available on the CURO Investors website for 90 days. You may access the conference call replay at 1-888-203-1112 (1-719-457-0820 for international callers). The replay access code is 1876705.
Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include statements related to our expectations regarding general economic conditions and our fiscal 2019 outlook. In addition, words such as “as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including our ability to execute on our business strategy and our ability to accurately predict our future financial results. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include our level of indebtedness; errors in our internal forecasts; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; actions of regulators and the negative impact of those actions on our business; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties would could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure or third parties who provide products, services or support to us; any failure of third-party-lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-part electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:

•
Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income from continuing operations plus or minus gain (loss) on extinguishment of debt, restructuring and other costs, impairment of equity method investment, goodwill and intangible asset impairments, transaction-related costs, share-based compensation, intangible asset amortization and cumulative tax effect of adjustments, on a total and per share basis);

•	EBITDA (earnings before interest, income taxes, depreciation and amortization);

•	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items); and

•	Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the Consolidated Financial Statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with the Company's U.S. GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown above are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.
In addition to reporting loans receivable information in accordance with U.S. GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the U.S. GAAP Consolidated Financial Statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with U.S. GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:

•	they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not include changes in, or cash requirements for, working capital needs;

•	they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;

•	depreciation and amortization are non-cash expense items reported in the statements of cash flows; and

•	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We calculate Adjusted Earnings per Share utilizing diluted shares outstanding at year-end. If the Company records a loss from continuing operations under U.S. GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares the Company would have reported if reporting net income from continuing operations under U.S. GAAP.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We evaluate stores based on revenue per store, provision for losses at each store and store-level EBITDA, with consideration given to the length of time a store has been open and its geographic location. We monitor newer stores for their progress to profitability and their rate of revenue growth.
We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and to evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com
Or
Global IR Group
Gar Jackson,
Phone: 949-873-2789
Email: gar@globalirgroup.com

(CURO-NWS)